Searchlight Minerals Corp.

#120 - 2441 W. Horizon Ridge Pkwy, Henderson, NV 89052

November 22, 2006

Harry B. Crockett
Manager
Verde River Iron Company, LLC
4950 Buckley Cove Way
Suite 8, Stockton, CA 95219

Dear Sirs:

Re:	Searchlight Minerals Corp. (SMC), Transylvania International, Inc. (TI) and Verde River Iron Company, LLC (VRIC) Letter Agreement - Acquisition of Clarkdale Slag Project

This letter agreement (the Letter Agreement) sets forth our agreement with respect to the acquisition by SMC of certain of the assets of TI, a wholly owned subsidiary of VRIC (the Transaction) subject to the terms and conditions set out herein.

1.

Prior Agreements. Except as otherwise specificially provided in this Letter Agreement, upon Closing of the Transaction, this Letter Agreement shall supercede any and all other prior agreements between the parties relating to the processing and extraction of minerals from a copper smelter slag of approximately 200 acres located on a portion of sections 17, 18, 19, and 20, Township 16 North, Range 3 East, Gila and Salt River Base and Meridian, Yavapai County, Arizona (the Project) including, but not limited to, the Joint Venture Agreement dated May 20, 2005, between VRIC and Nanominerals Corp. (the JVA). Provided however, upon closing of the Transaction, SMC will fully assume any and all obligations arising out of existing contracts of TI and VRIC that are related to the Project, and will assume any and all obligations of TI and VRIC with the Town of Clarkdale that are related to the Project, the development plans and Conditional Use Permit for the Project.

2.

Form of Transaction. The parties contemplate that the Transaction will be consummated as a statutory merger of TI into SMC under the laws of the State of Nevada as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the Code). The Merger will be completed in a manner such that it will not be necessary for SMC to obtain approval of its stockholders.

3.

Consideration. As consideration for the acquisition of the assets of TI by SMC as a statutory merger under the laws of the State of Nevada and the Code, on January 15, 2007, (the Closing Date), SMC shall:

	(a)	pay $10,000,000 in cash to VRIC; and

	(b)	issue to VRIC or its designatees 16,000,000 shares (the SMC Shares) of the common stock of SMC, subject to applicable exemptions; and

(c)

agree to pay VRIC $30,000 per month (the “Monthly Payments”) until the earlier of: (i) the date that is 90 days after receipt of a bankable feasibility study by SMC (the “Project Funding Date”), or (ii) ten years following the date this Agreement is executed by the parties hereto;

	(d)	agree to pay VRIC $6,400,000 on the Project Funding Date; and

(e)

grant to VRIC a royalty consisting of 2.5% of the Net Smelter Returns (as defined in Schedule A hereto, hereinafter referred to as the Royalty), on any and all proceeds of production from the Project; and pay to VRIC $500,000 annually (subject to Force Majeure as defined in the JVA) commencing on the Project Funding Date (the Advance Royalty), with no deduction or offset against the Royalty, except that the combined Royalty and Advance Royalty shall not exceed $500,000 in any calendar year; and, the Advance Royalty shall end forever on the first to occur between: (1) the end of the first calendar year in which the Royalty equals or exceeds $500,000; or (2) the date that is ten (10) years after the date this Agreement is executed by the parties hereto;

	(f)	agree to pay to VRIC $3,500,000 as a priority distribution of cash flow in accordance with the provisions of the JVA.

4.

Option and Deposit. Upon execution of this Letter Agreement by the parties hereto, and as additional consideration to VRIC for entering into the Letter Agreement, SMC hereby agrees to make a refundable payment of $200,000 to VRIC (the Deposit). Upon receipt of the Deposit by VRIC, SMC shall have the option (the Option) to close on the Transaction by paying the consideration set forth in paragraph 3 above to VRIC, on or before the Closing Date. If SMC completes the Transaction, the Deposit shall be credited against the amount payable under paragraph 3 (a) above.

5.

Due Diligence. SMC shall have until thirty (30) business days after the execution and delivery of this Agreement by all parties (the Exercise Date), to complete its due diligence investigations respecting the business, operations and assets of TI, all operational, permit and title documentation, and material contracts or financial data of TI (Diligence Materials). TI and VRIC will cooperate fully with SMC by delivering any and all Diligence Materials that SMC may reasonably request. SMC must exercise the Option, if at all, by delivering written notice of intent to exercise (the Exercise Notice) to VRIC, on or before the Exercise Date. If SMC elects to exercise the Option by timely delivering the Exercise Notice, then SMC must complete the Transaction as set forth above, on or before the Closing Date, but in the event that after delivering the Exercise Notice SMC fails to close on the Transaction on or before the Closing Date, this Letter Agreement shall be null and void and of no further force or effect, and VRIC shall be entitled to retain the Deposit as its sole remedy. If SMC fails to timely deliver the Exercise Notice, then the Option shall expire, and this Letter Agreement shall be null and void and of no further force or effect, and VRIC will refund the Deposit to SMC.

6.

Tax Matters. SMC agrees that VRIC’s closing on the Transaction is subject to VRIC obtaining the opinion of its tax counsel at least three (3) business days prior to the Exercise Date, in form acceptable to VRIC in its reasonable discretion, affirming that under U.S. tax law (i) all of the Consideration set forth in paragraph 3, when received by VRIC and its members, will be subject only to capital gains taxation, other than the Royalty and the Advance Royalty Payments, which will be taxed as ordinary income; and (ii) there will be no tax due on the Royalty or the Advance Royalty Payments until such time as those payments are actually received by VRIC; and (iii) the Transaction will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code so that there will be no tax due on the SMC Shares until such time as VRIC or its members sell the SMC shares.

7.

Transfer Out of Certain Assets. If the Option is exercised, prior to the Closing Date, SMC agrees to allow TI to transfer to VRIC or its assigns on the Closing Date, the Industrial Land and the Commercial Building described in Schedule B hereto.

8.

Audited Financial Statements. TI and VRIC understand that Closing of the Transaction will require audited financial statements of TI in a form acceptable to meet all securities law filing requirements. SMC will retain and pay for the professionals necessary to complete the audited financial statements by the Closing Date. VRIC will agree to extend the Closing Date to not later than February 15, 2007, in order to complete the audited financials, as long as SMC’s professionals demonstrate reasonable, good faith diligence in completing them.

9.

Cooperation. SMC, TI and VRIC agree to cooperate with each other in good faith in connection with the obtaining of all necessary consents and approvals and in complying with all regulatory requirements, including, but not limited to, all applicable corporate and securities laws. The undersigned principals of VRIC will execute and deliver any and all documents reasonably requested by SMC, in order to deliver all assets of TI to SMC at Closing (other than the assets listed in paragraph 7 above), free and clear of any liens and subject only recorded matters affecting title to the real property.

10.

Expenses. Each of the parties hereto shall pay its own costs associated with this Letter Agreement and all transactions contemplated by this Letter Agreement, provided, however, that: (i) SMC will bear the cost and expenses incurred by TI with respect to the preparation of the financial statements of TI required to complete the Transaction, (ii) SMC will bear the cost of any professional tax advisor retained by TI or VRIC for the purpose of providing tax advice respecting the Transaction; and (iii) SMC will pay all costs associated with the completion of its Due Diligence investigations set out in Section 5 hereto.

11.	No Liabilities at Closing. Closing of the Transaction shall be subject to TI delivering the assets of TI to SMC free and clear of any liens, except those that are discharged at Closing.

12.

Exclusivity. In consideration of the undertaking by SMC of the costs and expenses in conducting Due Diligence, the audited financial statements referenced above and continuing negotiations, VRIC and the VRIC Principals agree that, during the term of this Letter Agreement, they will not seek or solicit, or engage anyone to seek or solicit, other suitors for a merger or purchase of an interest TI, VRIC or the Project, will not negotiate with other persons for the merger or purchase of TI, VRIC or the Project, will not make available to other potential suitors information concerning TI, VRIC or the Project, and will maintain confidentiality about the transaction contemplated by this Letter Agreement, except to the extent that disclosure is required by applicable law or is made to its advisors on a need to know basis. Crockett hereby acknowledges that he has not done anything that would give an interest in the Project or the assets of TI to any other party, and to the best of his knowledge, there are no other parties other than SMC who have any interest in the Project or the assets of TI; and Lembas hereby agrees and acknowledges that he has not done anything that would give an interest in the Project or the assets of TI to any other party, and to the best of his knowledge, there are no other parties other than SMC who have any interest in the Project or the assets of TI. Crockett hereby acknowledges that he has not done anything that would result in the creation or enforcement of a lien against the Project or the assets of TI, and to the best of his knowledge, there are no liens against the Project or the assets of TI, other than a deed of trust to Lembas which shall be released at Closing; and Lembas hereby acknowledges that he has not done anything that would result in the creation or enforcement of a lien against the Project or the assets of TI, and to the best of his knowledge, there are no liens against the Project or the assets of TI, other than a deed of trust to Lembas which shall be released at Closing.

13.

Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which so signed, whether in original or facsimile form, shall be deemed to be an original and bear the dates as set out above and all of which together will constitute one and the same instrument.

14.

Entire Agreement. This Letter Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

15.	Currency. All dollar amounts referred to in this Letter Agreement are in United States funds, unless expressly stated otherwise.

16.	Applicable Laws. This Letter Agreement shall be governed by the laws of the State of Nevada.

If this Letter Agreement accurately reflects the intentions of TI and VRIC, please so indicate by executing and returning a copy of this Letter Agreement to the undersigned no later than 5:00 pm Pacific Standard Time on November 22, 2006. In the event SMC does not receive your signed acknowledgement by such time, this Letter Agreement shall be deemed null and void and of no further effect.

Sincerely,

SEARCHLIGHT MINERALS CORP

/s/ Ian McNeil
Per: Ian McNeil
President

This Letter Agreement is hereby acknowledged
this 22nd day of November, 2006

VERDE RIVER IRON COMPANY, LLC

/s/ Harry B. Crockett
Per: Harry B. Crockett
Manager

/s/ Harry B. Crockett	/s/ Gerald Lembas
Harry B. Crockett	Gerald Lembas

Schedule A

Net Smelter Returns

“Net Smelter Returns” means the actual proceeds received by SMC or any successor of SMC, from any mint, smelter or other purchaser for the sale of bullion, concentrates or Ores produced from the Clarkdale Slag Project and sold, after deducting from such proceeds the following charges to the extent that they are not deducted by the smelter or purchaser in computing payment:

(i)	in the case of the sale of bullion, refining charges (including penalties) only;

(ii)

in the case of the sale of concentrates, smelting and refining charges, penalties and the cost of transportation, including related insurance, of such concentrates from the Clarkdale Slag Project property to any smelter or other purchaser; and

(iii)

in the case of Ores shipped to a purchaser, refining charges for bullion and charges for smelting, refining and the cost of transportation, including related insurance, from the mill to any smelter or other purchaser for concentrates.

Ore means any material of commercial economic value mined or processed from the Clarkdale Slag Project.

Schedule B

1.	Several parcels of vacant land comprising approximately Six Hundred (600) acres (collectively the ndustral Land , commonly described as Yavapai County Assessor Parcel Numbers:

400-01-007E
400-02-001
400-01-007F
400-05-017D
400-06-001Y
400-05-006A
400-06-002C
400-05-013F
400-05-013G
400-05-001E
400-05-001F

2.	A commercial building (theCommercial Building ) located at 919 Main Street, Clarkdale, commonly described as Yavapai County Assessor Parcel Number 400-03- 0158.